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                                                                       EXHIBIT 4

                              CONSULTING AGREEMENT



THIS Agreement made as of the 1st. day of May, 1996, by and between RICK'S CABARET INTERNATIONAL INC. ("RICK'S") a Houston, Texas Corporation with offices at 3113 Bering Drive, Houston, Texas 77057 and SUMMIT Marketing & Public Relations Inc., (SUMMIT), a Florida Corporation, with its principal place of business at 2101 Corporate Blvd., Suite 210, Boca Raton, Florida 33431 ("SUMMIT").

         WHEREAS, RICK'S desires to secure and retain SUMMIT'S AVAILABILITY AND SERVICES AS A PUBLIC RELATIONS CONSULTANT WITH THE FINANCIAL COMMUNITY FOR THE BENEFIT OF RICK'S.

         WHEREAS, SUMMIT wishes to be available and provide public relations consulting services to RICK'S.

         NONE, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, it is agreed as follows:

                                   ARTICLE I
                                  Definitions

For the purpose of this Agreement, the following terms have the following meanings:

         1.1 "Consulting Services" includes, but is not limited to: servicing and maintaining preexisting relationships between and amongst brokers, dealers, market makers, shareholders and other related parties and RICK'S; informing and updating the aforementioned parties, the financial press, and financial markets of press releases, market sensitive information, and other news relating to RICK'S on a timely basis; developing and implementing advertising and promotional plans for the benefit of RICK'S; receiving and relaying inquiries from potential investors to the appropriate persons or parties; the answering of questions and commenting on documents, press releases, marketing plans, and advising with respect to the nature and scope of financial community relationships.

         1.2 "Disability" means event or act that prevents the principals of SUMMIT from performing the Consulting Services.

         1.3 "Entity" shall mean any natural person, public or private corporation, proprietorship, partnership, governmental entity, association, organization, or group. Any reference herein to any entity, whether or not a party herein, which is a corporation, partnership, bank, trust or any entity shall be construed as including all past and present subsidiaries, affiliates, directors, officers, employees and agents of the entity.
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CONSULTING AGREEMENT
PAGE 2.


                                   ARTICLE II
                              Consulting Services

         2.1 Performance of Services. During the term of this Agreement, SUMMIT shall render Consulting Services to RICK'S.

         2.2 Provisions of Services. SUMMIT shall provide Consulting Services for at least a reasonable amount of time each month during the term of this Agreement. This requirement is for the benefit of RICK'S and may be waived in writing by RICK'S and shall be subject to the ordinary and customary vacation periods of the United States of America. SUMMIT shall not be required to provide Consulting Services for any prescribed number of hours on any given day.

         2.3 Short Term Disability. If during the term of this Agreement all of the available principals of SUMMIT qualified to provide Consulting Services to RICK'S suffer a disability and as a result are unable to perform the Consulting Services for a period of thirty (30) consecutive days from the date SUMMIT notifies RICK'S of such Disability. RICK'S shall have the option to immediately terminate this Agreement without further compensation.

         2.4 Dissolution, Insolvency, Bankruptcy, etc. If SUMMIT becomes dissolved, insolvent, bankrupt or ceases its business operations during the term of this Agreement, then the parties may agree to employ SUMMIT'S nominee as a substitute consultant under the same terms and conditions as set forth herein for the period of time remaining in this Agreement.

         2.5 Place of Services. The parties understand that the Consulting Services are to be performed by telephone and facsimile, unless otherwise mutually agreed to between the parties.

         2.6 No Default or Conflict. To the best of its knowledge, SUMMIT is not in default nor would the execution, delivery or performance of this Agreement cause it to be in default, with respect to any law, regulation, charter, by- law, agreement or other commitment or injunction, decree, judgment or other order of any court or agency that is applicable to SUMMIT and which precludes the performance of its obligations under this Agreement or result in a conflict of interest. During the term of this Agreement, SUMMIT will not enter into any contract, agreement, or commitment or act in a manner which would (1) cause it to be in default with respect to any law, regulation, charter, by-law agreement or other commitments or any injunction, decree, judgment or other order of any court or agency that would preclude the full and timely performance of its obligations under this Agreement, or (2) result in a conflict of interest with the performance of the obligations and duties hereunder.
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CONSULTING AGREEMENT
PAGE  3.


                                  ARTICLE III
                                  Compensation

         3.1 Consulting Fees. In consideration for performance of the Consulting Services, RICK'S agrees to pay the sum of 50,000 shares of free trading stock, 400,000 options to purchase the common stock at the inception of this Agreement.

         Structure for Consulting Fees as follows:

                 1. 50,000 shares of RICK'S free trading stock to be paid in three (3) installments of 16,667 shares upon the signing of this agreement, 16,667 shares (30) days thereafter and 16,666 (30) days after that. All stock, (50,000 shares) and all warrants to be delivered as soon as possible after signing.

                 2. A (6) month option to purchase 200,000 shares of RICK'S at $4.50 exercisable as follows:

                          (a)  100,000 at anytime during (6) months.
                          (b) 100,000 when RICK'S closes at $5.50 bid for (5) consecutive days.

                 3.  To purchase an additional 200,000 options at $4.50 for a
                     (12) month period.

                          (a) 100,000 when RICK'S closes at $6.50 bid for (5) consecutive days.
                          (b) 100,000 when RICK'S closes at $8.00 bid for (5) consecutive days.

         3.2 Common Stock. The common stock of RICK'S is listed on the NASDAQ and has been duly registered with the Securities and Exchange Commission (the "SEC") in accordance with Section 12 (g) of the Securities Exchange Act of 1934, as amended (herein called the "Exchange Act") and the National Association of Securities Dealers (the "NASD"). Said common stock is the only "equity security" (as defined in the Exchange Act) of RICK'S required to be registered under Section 12 of the Exchange Act. If any shares of common stock required to be reserved for purposes of this Agreement hereunder require registration with or approval of any governmental authority under any federal (including but not limited to the Act or similar federal statute than in force) or state law, or listing on any national securities exchange, before such shares may be issued, RICK'S will, at its expense, as expeditiously as possible to cause such shares to be duly registered or approved or listed on the relevant national securities
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CONSULTING AGREEMENT
PAGE 4.



exchange, as the case may be. RICK'S shall pay all expenses, issuance taxes and other charges payable in connection with the preparation, execution and delivery of certificates for common stock issuable pursuant to this Agreement. If RICK'S at any time proposes to register any of its securities under the Act on any appropriate form, it will at each such time give written notice to SUMMIT of its intention to do so. Upon the written request to RICK'S from SUMMIT, given within thirty (30) days after receipt of any such notice, RICK'S will cause the common stock which RICK'S has been requested to register by SUMMIT to be registered under the Act, all to the extent requisite to permit the sale or other disposition by SUMMIT of common stock so registered. As expeditiously as possible after the effectiveness of any registration pursuant to this Section 3, registered, new common stock certificates not bearing any legend and free from restrictions of any kind.

                 a. RICK'S agrees to deliver 400,000 warrants and 50,000 shares of its common stock without any restrictive legend of any kind to SUMMIT upon execution of this Agreement in the name of SUMMIT Marketing & Public Relations Inc.



                                   ARTICLE IV
                            Confidential Information

         4.1 Ownership of Confidential Information. Any Confidential Information which has been made available to SUMMIT or is learned, acquired, developed, made or conceived by SUMMIT, either alone or jointly with others, in the course of or arising out of the rendering of the Consulting Services, shall be and remain RICK'S sole and exclusive property. The parties agree, that the copyrights to any work or agreements made, negotiated, consummated, or conceived by SUMMIT through or as a result of performing the Consulting Services, if any, shall be considered a work made for hire for the sole and exclusive ownership and benefit of RICK'S.

         4.2 Confidential Treatment. SUMMIT agrees to treat as confidential and shall not, except in its duties in rendering Consulting Services or as applicable law requires, at any time, directly or indirectly, use, disclose, publish or OTHERWISE disseminate, any of the Confidential Information without prior written approval from RICK'S and in accordance with any federal and any applicable state securities laws. SUMMIT further
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CONSULTING AGREEMENT
PAGE 5.


agrees to use its best efforts to protect Confidential Information against unauthorized use or improper disclosure. However, this paragraph should not be construed so as to prevent SUMMIT from using the Confidential Information in or testifying at in any arbitration or court proceeding instituted to enforce the rights of SUMMIT under the terms and conditions of this Agreement.

                                   ARTICLE V
                                  Non-Compete

         5.1 Restriction. SUMMIT covenants and agrees that, absent prior written consent from RICK'S during the period of this Agreement (or such longer period as SUMMIT actually provides Consulting Services to RICK'S, neither it nor any of its affiliates shall, in any manner, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or connected in any manner, in any company or firm which competes, or would compete, with RICK'S market throughout the world and including the United States of America.

                                   ARTICLE VI
                              Term and Termination

         6.1 Term. This Agreement shall commence upon the date of this Agreement first written above and shall continue in full force and effect for a period of 6 months ending on the 1st. day of November, 1996 unless sooner terminated a provided in Section 6.2. In the event neither party notifies the other party in writing at least thirty (30) days prior to the expiration of the Term, this Agreement shall be renewed for one additional Term under terms and conditions to be agreed upon at that time.

         6.2  Termination.   RICK'S shall have a right to terminate this
Agreement upon thirty (30) days written notice of same and the payment to SUMMIT or its assignees of one month's Consulting Fee and any out-of-pocket expenses due. Upon payment of the amount described herein and in full compliance with the terms provided in this Agreement together with written notice of termination to SUMMIT, RICK'S obligations under this Consulting Agreement shall be deemed discharged and this Agreement shall be deemed null and void.

                                  ARTICLE VII
                                 Miscellaneous

         7.1 Governing Law, Severability. This Agreement shall be construed in accordance with, and governed for all purposes by the laws of the State of Texas. In
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CONSULTING AGREEMENT
PAGE 6.


case any one or more of the provisions contained in this Agreement shall, for any reason, be held, to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

         7.2 Disputes. Any action brought to settle the terms of this Agreement or to enforce any of its provisions shall be brought in the State and Federal Courts of the State of Florida and in no other jurisdiction. The parties hereby consent to jurisdiction and waive any objection as to venue or jurisdiction of the above-named court. Each party may seek injunctive relief which shall not be deemed or construed as a bar to an action for damages regarding any breach or performance and shall not be deemed an election of remedies.

         7.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. This Agreement shall be effective when each of the parties shall have executed at least one counterpart, although not all of the parties may have executed the same counterpart.

         7.4 Entire Agreement. This Agreement constitutes the entire Agreement amount the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter thereof. In addition, except as otherwise specifically provided herein, no change, modification or addition shall be valid unless in writing and signed by or on behalf of the parties hereto.

         7.5 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         7.6 Relationship. Nothing in this Agreement is intended to or shall establish any agency, partnership or joint venture relationship between the parties. SUMMIT shall be deemed for all purposes an independent contractor of RICK'S for the purpose of this Agreement.
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CONSULTING AGREEMENT
PAGE 7.


IN WITNESS WHEREOF, the parties have duly examined this Agreement of seven (7) pages as of this day and year first above written whereupon it became a binding agreement among them.



SUMMIT MARKETING & PUBLIC              RICK'S CABARET INTERNATIONAL,
RELATIONS, INC.                        INC.

BY:  /s/ ROGER TAFT                    BY:  /s/ ROBERT L. WATTERS
    ------------------------------         ------------------------------
NAME:  ROGER TAFT                      NAME:  ROBERT L. WATTERS
      ----------------------------           ----------------------------
TITLE: President                       TITLE:  President
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